EXHIBIT 23.1

CONSENT INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 17, 2008 related to the consolidated financial statements and the effectiveness of internal control over financial reporting which appear in InSite Vision Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ Burr, Pilger & Mayer LLP

Palo Alto, California
March 17, 2008